UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 31, 2015

Bacterin International Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34951	20-5313323
(Commission File Number)	(IRS Employer Identification No.)

600 Cruiser Lane Belgrade, Montana	59714
(Address of Principal Executive Offices)	(Zip Code)

(406) 388-0480
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

As described in Item 2.01 below, Bacterin International Holdings, Inc. (“Bacterin”, the “Company” or the “Purchaser”) recently announced the closing of its purchase of all of the outstanding capital stock of X-spine Systems, Inc. (“X-spine”), with X-spine becoming a wholly owned subsidiary of Bacterin.

In connection with that transaction, Bacterin is filing the Distribution Agreement, dated January 23, 2014, between X-spine and Zimmer Spine, Inc. (“Zimmer”), as amended to date. Under the Distribution Agreement, X-spine granted Zimmer a co-exclusive right to distribute certain X-spine products worldwide. X-spine is entitled to receive a royalty on net sales of products. X-spine also obtained a non-exclusive, perpetual, worldwide license under certain Zimmer patents to distribute certain of X-spine’s products. In consideration for the rights granted to X-spine under the agreement, X-spine will be required to pay a royalty on net sales of certain products.

Absent earlier termination, the distribution agreement with Zimmer will expire ten years from the date of the Agreement, subject to automatic two-year extensions unless either party notifies the other party in writing that it desires not to renew the agreement. The agreement may be terminated by either party upon the occurrence of a material breach, a force majeure event, or a bankruptcy event. Zimmer may terminate the agreement if X-spine is subject to a change in control event involving a Zimmer competitor or if X-spine breaches a specific regulatory warranty.

The foregoing description of the Distribution Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Distribution Agreement which is filed as Exhibit 10.1 and is incorporated herein by reference.

ITEM 2.01	Completion of Acquisition or Disposition of Assets.

On July 31, 2015, Bacterin completed its previously announced purchase of all of the outstanding capital stock of X-spine from David L. Kirschman, M.D., the Kenneth J. Hemmelgarn, Jr. Revocable Living Trust Dated February 9, 1998, as amended, the Brian J. Hemmelgarn Revocable Living Trust Dated February 9, 1998, as amended, the Kenneth J. Hemmelgarn, Jr. Second Trust Dated March 18, 2010 and the Brian J. Hemmelgarn Second Trust Dated March 18, 2010 (collectively the “Sellers”) for approximately $60 million in cash, repayment of approximately $13 million of X-spine debt and approximately 4.24 million shares of Bacterin common stock. Other than the acquisition consideration, the appointment of X-spine’s President, David L. Kirschman to Bacterin’s Board of Directors and the appointment of David L. Kirschman as Executive Vice President and Chief Scientific Officer of Bacterin, there was no material relationship between Bacterin and X-spine prior to the acquisition. Bacterin financed the acquisition of X-spine with approximately $65 million in convertible notes and an increase in the amount of Bacterin’s credit facility with affiliates of OrbiMed Advisors LLC. A copy of the Stock Purchase Agreement by and among Bacterin, X-spine and the Sellers (the “Stock Purchase Agreement”) was previously filed as Exhibit 10.1 to our Current Report on Form 8-K dated July 28, 2015 and is incorporated herein by reference.

ITEM 2.03	Creation of Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Convertible Notes Indenture

Concurrent with the acquisition of X-spine, the Company completed its offering of $65.0 million aggregate principal amount of its 6.00% convertible senior unsecured notes due 2021 (the “Notes”) in a private offering to qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Certain private investment funds for which OrbiMed Advisors LLC, one of the Company’s existing stockholders, serves as the investment manager, purchased $52.0 million of the aggregate principal amount of the Notes directly from the Company in the offering. The Company has granted the investment bank acting as initial purchaser in the offering a 30-day option to purchase up to an additional $9.75 million aggregate principal amount of Notes from the Company.

The Notes were issued pursuant to an Indenture (the “Indenture”) dated as of July 31, 2015 between Bacterin International Holdings, Inc. and Wilmington Trust, National Association, a national banking association, as Trustee, establishing the terms and providing for the issuance of the Notes.

The Notes bear interest at a rate equal to 6.00% per year. Following the first interest payment date, which will be on April 15, 2016, interest on the Notes will be payable semiannually in arrears on January 15 and July 15 of each year. Interest will accrue on the Notes from the last date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from July 31, 2015. Unless earlier converted or repurchased, the Notes will mature on July 15, 2021.

At any time prior to the close of business on the second business day immediately preceding the maturity date, holders may convert their Notes into shares of Bacterin common stock (together with cash in lieu of fractional shares) at an initial conversion rate of 257.5163 shares per $1,000 principal amount of Notes (which represents an initial conversion price of approximately $3.88 per share). However, a Note will not be convertible to the extent that such convertibility or conversion would result in the holder of that Note or any of its affiliates being deemed to beneficially own in excess of 9.99% of the then-outstanding shares of Bacterin common stock. The conversion rate will be subject to adjustment as described in the Indenture. In addition, Bacterin will, in certain circumstances, increase the conversion rate for holders who convert their Notes in connection with a ‘‘make-whole fundamental change’’ (as defined in the Indenture).

No sinking fund is provided for the Notes. Bacterin may not redeem the Notes at its option prior to their maturity.

If a ‘‘fundamental change’’ (as defined in the Indenture) occurs, holders will have the right, at their option, to require us to repurchase their Notes at a cash price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date, subject to the right of holders of Notes on a record date to receive accrued and unpaid interest.

The Notes are Bacterin’s senior, unsecured obligations, rank equal in right of payment with its existing and future unsecured indebtedness that is not junior to the Notes, are senior in right of payment to any of its existing and future indebtedness that is expressly subordinated to the Notes, and are effectively subordinated to its existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. The Notes will be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent Bacterin is not a holder thereof) preferred equity, if any, of its subsidiaries.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, a copy of which is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

Registration Rights Agreement

Bacterin has entered into a registration rights agreement (the “Registration Rights Agreement”) with the initial purchaser and the OrbiMed purchasers. Pursuant to the Registration Rights Agreement, Bacterin has agreed, for the benefit of the holders of the Notes and the shares of common stock issuable on conversion of the Notes, that it will, at its cost:

•	file with the Securities and Exchange Commission a shelf registration statement (which, initially, will be on Form S-1 and, as soon as Bacterin is eligible, will be on Form S-3) covering the resale, from time to time, of the Notes and the shares of Bacterin common stock issuable upon conversion of the Notes;
•	use its best efforts to cause the registration statement to become effective under the Securities Act no later than the 180th day after the original issuance date of the Notes; and
•	use its best efforts to keep the shelf registration statement effective under the Securities Act until the earlier of (1) the 60th trading day immediately following the maturity date (subject to extension for any suspension of the effectiveness of the shelf registration statement during the 60 trading days immediately following the maturity date) and (2) the date on which no Notes or shares of Bacterin common stock issued upon conversion of the Notes are outstanding and constitute ‘‘restricted securities’’ (as defined in Rule 144 under the Securities Act).

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which is filed herewith as Exhibit 10.3 and is incorporated herein by reference.

Amended and Restated Credit Agreement

On July 31, 2015, Bacterin’s wholly owned subsidiary, Bacterin International, Inc. (the “Borrower”) closed the additional financing described in the Amended and Restated Credit Agreement by and among the Borrower, the Lenders party thereto and ROS Acquisition Offshore LP as Administrative Agent (the “New Facility”). Pursuant to the New Facility, Bacterin refinanced approximately $24 million in existing term loans and borrowed an additional $18 million. The maturity date of the New Facility will be July 31, 2020 (the “Maturity Date”). Interest under the New Facility will be bifurcated into a “cash pay” portion and a “payment-in-kind” portion. Until June 30, 2018 (the “First Period”), interest on loans outstanding under the New Facility will accrue at a rate equal to the sum of (a) 9% per annum, which portion of interest will be payable in cash, plus (b) additional interest (“PIK Interest”) in an amount equal to (i) the sum of 14% per annum, plus the higher of (x) LIBOR and (y) 1% per annum, minus (ii) 9% per annum, which portion of interest will be payable “in kind.” During the portion of the First Period before December 31, 2015 (the ‘‘Optional PIK Period’’), we may elect at our option to have all or any portion of interest on loans outstanding under the New Facility to accrue during the Optional PIK Period at a rate equal to the sum of 14% per annum, plus the higher of (x) LIBOR and (y) 1% per annum, which portion of interest will be payable ‘‘in kind.’’ On or after June 30, 2018 until the New Facility is repaid in full (the “Second Period”), interest on loans outstanding under the New Facility will accrue at a rate equal to the sum of (a) 12% per annum, which portion of interest will be payable in cash, plus (b) PIK Interest in an amount equal to the difference of (i) the sum of 14% per annum, plus the higher of (x) LIBOR and (y) 1% per annum, minus (ii) 12% per annum, which portion of interest will be payable “in kind.” In both the First Period and the Second Period, the portion of accrued interest constituting PIK Interest will not be payable in cash but will instead be added to the principal amount outstanding under the New Facility. However, at the Borrower’s option, it may choose to make any “payment-in-kind” interest payment in cash. Until the third anniversary of the closing date of the New Facility, the Borrower will not be allowed to voluntarily prepay the New Facility. Whenever loans outstanding under the New Facility are prepaid or paid, whether voluntarily, involuntarily or on the Maturity Date, a fee of 7.5% on the amount paid will be due and payable. The New Facility contains financial and other covenant requirements, including, but not limited to, financial covenants that require the Company to maintain revenue and liquidity at levels set forth in the New Facility and ensure that the Company’s senior consolidated leverage ratio does not exceed levels set forth in the New Facility. The New Facility also restricts the Company from making any payment or distribution with respect to, or purchasing, redeeming, defeasing, retiring or acquiring, the Notes other than payments of scheduled interest on the Notes, issuance of shares of our common stock upon conversion of the Notes, and payment of cash in lieu of fractional shares. The loans under the New Facility are guaranteed by Bacterin and its current and future subsidiaries and are secured by substantially all of the current and future assets of Bacterin and its subsidiaries. The additional amount borrowed under the New Facility will be used to pay a portion of the X-spine acquisition, with the balance being available for general corporate purposes. The foregoing description of the New Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the New Facility, a copy of which is filed as Exhibit 10.2 to Bacterin’s Current Report on Form 8-K dated July 28, 2015 and is incorporated herein by reference.

ITEM 3.02	Unregistered Sales of Equity Securities.

On July 31, 2015, we issued 4,242,655 shares of restricted common stock to the Sellers as partial payment for the acquisition of X-spine pursuant to Section 4(a)(2) of the Securities Act. The shares will be held in escrow pursuant to the terms of the Stock Purchase Agreement.

On July 31, 2015, we issued $65.0 million aggregate principal amount of 6.00% convertible senior unsecured notes due 2021 (the “Notes”) in a private offering to qualified institutional buyers, as defined in Rule 144A under the Securities Act through Leerink Partners as the initial purchaser.  Certain private investment funds for which OrbiMed Advisors LLC, one of the Company’s existing stockholders, serves as the investment manager, purchased $52.0 million of the aggregate principal amount of the Notes directly from the Company pursuant to Section 4(a)(2) of the Securities Act.  The Notes were issued pursuant to an Indenture dated as of July 31, 2015 between Bacterin and Wilmington Trust, National Association, a national banking association, as Trustee, establishing the terms and providing for the issuance of the Notes.  The Notes bear interest at a rate equal to 6.00% per year. Following the first interest payment date, which will be on April 15, 2016, interest on the Notes will be payable semiannually in arrears on January 15 and July 15 of each year. Interest will accrue on the Notes from the last date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from July 31, 2015. Unless earlier converted or repurchased, the Notes will mature on July 15, 2021.  At any time prior to the close of business on the second business day immediately preceding the maturity date, holders may convert their Notes into shares of Bacterin common stock (together with cash in lieu of fractional shares) at an initial conversion rate of 257.5163 shares per $1,000 principal amount of Notes (which represents an initial conversion price of approximately $3.88 per share). However, a Note will not be convertible to the extent that such convertibility or conversion would result in the holder of that Note or any of its affiliates being deemed to beneficially own in excess of 9.99% of the then-outstanding shares of Bacterin common stock. The conversion rate will be subject to adjustment as described in the Indenture. In addition, Bacterin will, in certain circumstances, increase the conversion rate for holders who convert their Notes in connection with a ‘‘make-whole fundamental change’’ (as defined in the Indenture). No sinking fund is provided for the Notes. Bacterin may not redeem the Notes at its option prior to their maturity.  If a ‘‘fundamental change’’ (as defined in the Indenture) occurs, holders will have the right, at their option, to require us to repurchase their Notes at a cash price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date, subject to the right of holders of Notes on a record date to receive accrued and unpaid interest.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Dr. David Kirschman, age 44, has joined the management team of Bacterin to serve as Executive Vice President and Chief Scientific Officer. Dr. Kirschman was also appointed to the Bacterin Board of Directors and will also continue to serve as President of X-spine Systems, which is now a Bacterin subsidiary. Dr. Kirschman is an inventor and entrepreneur with a background in the medical device industry. He completed training in neurosurgery with a specialization in instrumented spinal surgery. Dr. Kirschman has issued and pending patents for a wide range of spinal devices and has been the President of X-spine since 2003. Dr. Kirschman also serves on the Board of Directors of Aerobiotix, Inc. He received his BS in Biological Science cum laude from Colorado State University and M.D. from the University of Colorado School of Medicine.

Gregory Juda has stepped down as Chief Scientific Officer of Bacterin International Holdings, Inc., but will continue to serve as Chief Scientific Officer of Bacterin International, Inc., Bacterin’s subsidiary.

In connection with Dr. Kirschman’s employment, Bacterin has entered into an employment agreement with him. Dr. Kirschman’s employment agreement provides for a base salary of $500,000 with a 50% bonus target. Subject to the approval of the Compensation Committee of Bacterin’s Board of Directors, Dr. Kirschman will also receive a restricted stock grant of 40,000 shares of Bacterin’s common stock, vesting over four (4) years. Dr. Kirschman’s employment agreement contains customary restrictive covenants and provides for twelve (12) months severance in connection with a change of control and six (6) months severance if Dr. Kirschman is terminated without cause or if he resigns for good reason. Dr. Kirschman’s employment agreement is filed as Exhibit 10.4 to this report and is incorporated herein by reference.

Other than the X-spine acquisition consideration described in the Stock Purchase Agreement, and amounts to be paid pursuant to Dr. Kirschman’s employment agreement, there are no related party transactions between Bacterin and Dr. Kirschman and there are no family relationships between Dr. Kirschman and any Bacterin director or executive officer.

ITEM 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On July 31, 2015, Bacterin amended its Certificate of Incorporation to change its name to Xtant Medical Holdings, Inc. A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits.

3.1	Certificate of Amendment to the Certificate of Incorporation of Bacterin International Holdings, Inc.

10.1	Distribution Agreement, dated January 23, 2014, between X-spine Systems, Inc. and Zimmer Spine, Inc., as amended to date.

10.2	Indenture dated as of July 31, 2015, between Bacterin International Holdings, Inc. and Wilmington Trust, National Association, a national banking association, as Trustee.

10.3	Registration Rights Agreement dated as of July 31, 2015, among Bacterin International Holdings, Inc., Leerink Partners LLC, OrbiMed Royalty Opportunities II, LP and ROS Acquisition Offshore LP.

10.4	Employment Agreement between X-spine Systems, Inc. and/or the successor thereof, and David Kirschman, dated July 31, 2015.

99.1	Press Release of the Company dated July 31, 2015 announcing the completion of its acquisition of X-spine Systems, Inc.

99.2	Press Release of the Company dated July 31, 2015 announcing the completion of its offering of $65.0 million of its 6.00% Convertible Senior Notes due 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 3, 2015	BACTERIN INTERNATIONAL HOLDINGS, INC.

By: /s/ Daniel Goldberger
Name: Daniel Goldberger
Title: Chief Executive Officer